Exhibit 99

Bina Thompson 212-310-3072

Hope Spiller 212-310-2291

FOR IMMEDIATE RELEASE…

Colgate Announces Strong 3rd Quarter

Excellent Worldwide Sales and Unit Volume Growth

Profits In Line With Expectations

New York, New York, November 1, 2005… Colgate-Palmolive Company (NYSE:CL) today announced excellent worldwide sales and unit volume growth for third quarter 2005, with every operating division reporting sales and profit increases. Worldwide sales as reported rose 8.0% to an all-time record level, reflecting unit volume growth of 5.0%. Sales and unit volume grew 8.5% and 5.5%, respectively, excluding divestments. Positive foreign exchange added 2.0% and global pricing increased 1.0%. The strong top and bottom line growth was accompanied by advertising increases in every operating division as well.

As previously disclosed and consistent with its focused business strategies, the Company sold its heavy-duty laundry detergent brands in North America during the quarter for an after-tax gain of $60.6 million. This gain was more than offset by $29.9 million of after-tax charges associated with the Company’s previously announced 2004 Restructuring Program, $36.5 million of income taxes for incremental repatriation of foreign earnings related to the American Jobs Creation Act, as previously announced, and a $16.7 million after-tax, one-time, non-cash charge relating to certain pension obligations as required by FAS 88.

Reported net income and diluted earnings per share were $347.2 million and $.63, respectively, including the restructuring charge and the other items noted above. Excluding these items, net income in the quarter increased 12% versus third quarter 2004 to $369.7 million and diluted earnings per share increased 15% to $.67. In third quarter

2004, reported net income and diluted earnings per share were $329.0 million and $.58, respectively.

As reported, gross profit margin was 54.2%. Excluding restructuring charges, gross profit margin was 55.1%, a third quarter record and a 30 basis point improvement versus the year ago quarter.

Operating profit as reported increased 12% versus third quarter 2004. Excluding the restructuring charge and the other items noted above, operating profit increased 7% after a 15% increase in total advertising worldwide in the current quarter. Advertising supporting Colgate’s brands was $327.9 million, an all-time record level, with every operating division increasing their advertising spending during the quarter.

Net cash provided by operations on a year to date basis increased to $1,305.4 million, up 6% versus the year ago period. End of third quarter working capital improved versus year ago to 2.6% of sales.

Reuben Mark, Chairman and CEO said, “We are pleased that our strong top-line momentum continued this quarter across all operating divisions and on top of the outstanding growth achieved in the year ago period.

“We are especially encouraged that global pricing was positive for the first time in two years despite difficult cost and competitive environments.

“Colgate’s global leadership in toothpaste expanded even further during the quarter, with market shares reaching record highs both here in the U.S. and in key countries around the world. Colgate’s growth in manual toothbrushes continues to strengthen also, with our global market share in this category increasing versus year ago for the seventh consecutive quarter to another record high.

“Unit volume in Oral Care was up significantly in every geographic division, and was up 10% worldwide.

“Colgate’s fundamentals are very strong. Gross profit margin before restructuring charges expanded during the quarter, despite sharply rising energy costs, as a result of our ongoing cost-saving initiatives and improving pricing trends for our products. These together funded a sizable increase in worldwide advertising, both absolutely and as a percent to sales, thus further increasing our ongoing momentum.

“We are confident that the strong revenue momentum and continued excellent results from our cost-saving initiatives should enable us to achieve high single-digit E.P.S. growth this year, and to return to double-digit E.P.S. growth in 2006, excluding restructuring charges.”

As previously disclosed, the 2004 Restructuring Program is projected to result in cumulative after-tax charges of between $550 and $650 million by 2008. Annual after-tax savings are expected to be in the range of $250 to $300 million by 2008.

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on third quarter results. To access this call as a webcast, please go to Colgate’s web site at http://www.colgate.com.

The following are comments about divisional performance. See attached Geographic Sales Analysis and Segment Information schedules for additional information on divisional sales and operating profit.

North America (22% of Company Sales)

Strong growth continued in North America, fueled by new product sales and market share gains. Sales as reported rose 5.0% during the quarter to an all-time record level. Sales and unit volume, excluding divestments, grew 7.5% and 6.0%, respectively, on top of very strong growth in the year ago period. Volume growth as reported increased 3.5%, positive foreign exchange added 1.0% while pricing increased 0.5%. This is the fourth consecutive quarter of sequential price improvement in North America. North American operating profit increased 2% which included higher advertising spending during the quarter as well as higher freight and raw and packaging material costs.

Colgate’s leadership of the U.S. toothpaste market continues to grow, with its ACNielsen market share reaching 35.5% year to date, up 70 basis points versus the year ago period and over three share points ahead of the number two competitor.

In the U.S., new products are generating strong volume and market share growth. Key categories continuing to gain market share year to date versus prior year include toothpaste, manual and powered toothbrushes, hand dishwashing liquid, bar soap and fabric conditioners. In oral care, strong testimonial advertising for Colgate Total toothpaste combined with growth in Colgate Max Fresh toothpaste and Colgate 360° manual toothbrush contributed to the share gains. New products contributing to growth in other categories include Palmolive Oxy Plus dishwashing liquid, Irish Spring MicroClean bar soap and Fabuloso Orange Burst liquid cleaner.

Top-line growth in the U.S. is expected to continue in the balance of the year driven by new product launches supported by higher commercial spending. Recent introductions now shipping nationwide include Colgate Luminous toothpaste, Colgate Oxygen 2in1 liquid toothpaste, Palmolive Cucumber and Melon dishwashing liquid, and Softsoap Kitchen Fresh Hands and Softsoap Advanced Protection Foam liquid hand soaps.

Latin America (23% of Company Sales)

Latin American dollar sales grew 18.0% in the third quarter to an all-time record level. Unit volume for the region grew 5.5% on top of excellent growth in the year ago period. Nearly every country in the region contributed to the good top-line gains led by Brazil, Venezuela, Argentina, Central America and Mexico. Positive foreign exchange added 7.5% with 5.0% higher pricing. Latin American operating profit increased 13%, even after a strong double-digit increase in advertising behind Colgate brands during the quarter.

Colgate continues to build its extremely strong leadership in oral care throughout Latin America with toothpaste market share gains seen in nearly every country in the region, reaching record highs in Venezuela, Ecuador, Chile, Colombia and Central America. New products contributing to these gains include Colgate Max Fresh, Colgate Sensitive and Colgate Triple Action Spearmint toothpastes, Colgate MicroSonic battery-powered toothbrush and the relaunch of Colgate Total toothpaste with new packaging and strong advertising highlighting the toothpaste’s ability to provide complete 12 hour protection while actively fighting 12 teeth and gum problems. New products succeeding in other categories are Palmolive Nutri-Milk and Protex Oats bar soaps, Palmolive Hydra Natura hand and body lotion, and Lady Speed Stick and Speed Stick multiform deodorants.

Europe (24% of Company Sales)

European dollar sales and unit volume grew 2.5% and 4.5%, respectively, on top of a very strong performance in the year ago quarter. Foreign exchange was even with the year ago period and pricing was 2.0% lower. Volume gains were achieved in the United Kingdom, Denmark, Holland, Spain, Ireland, Russia, Turkey, Ukraine, Adria, Romania, Poland, the Baltic States and Czech Republic. The GABA oral care business continues to perform ahead of expectations, achieving strong sales and unit volume growth during the quarter. Operating profit for the region increased 4% to a record level as good volume growth helped fund an all-time record level of advertising spending during the quarter.

Colgate strengthened its oral care leadership in Western Europe with regional market shares in toothpaste and manual toothbrushes both increasing year to date. Successful new products driving these gains include Colgate Sensitive Plus Whitening and Colgate Oxygen toothpastes, Colgate 360° manual toothbrush and Colgate MicroSonic battery-powered toothbrush. Recent innovations contributing to gains in other categories include Palmolive Olive shower gel, bath foam and liquid hand soap, Palmolive Thermal Spa shower gel and body scrub and Ajax Professional Degreaser spray cleaner.

Throughout Central Europe and Russia, Colgate expanded its leadership of the toothpaste market during the quarter, with its regional market share reaching a record high in the latest period. Record high toothpaste shares were achieved in Russia, Turkey, Ukraine,

Poland, Croatia, Hungary, Czech Republic, Slovenia and Slovakia. Share gains in the region were driven by strong sales of Colgate Total and Colgate Sensitive toothpastes as well as the recent launch of Colgate Max Fresh toothpaste in both tube and liquid form. Colgate also strengthened its leadership in toothbrushes throughout the region with its regional market share reaching another all-time high during the quarter driven by the success of Colgate 360° manual toothbrush and the Colgate Smiles line of manual toothbrushes for kids.

Asia/Africa (18% of Company Sales)

Asia/Africa sales and unit volume grew 9.5% and 7.0%, respectively, on top of strong growth in the year ago quarter. Healthy volume gains were achieved in China, India, Hong Kong, Philippines, Malaysia, Australia, Taiwan, South Africa and Zimbabwe. Positive foreign exchange added 2.5% and pricing was even with the year ago quarter. Operating profit for the region increased 7% to a record level, despite a record level of advertising behind Colgate brands during the quarter. China region unit volume and operating profit increased strongly during the quarter versus year ago.

Colgate strengthened its oral care leadership in the Asia Pacific region led by toothpaste market share gains in China, India, Thailand, the Philippines, New Zealand and Australia. Regional toothbrush market shares for the Colgate equity reached a record high during the quarter. Successful new products driving the oral care growth include Colgate Max Fresh and Darlie Tea Care toothpastes, Colgate 360° manual toothbrush and Colgate MicroSonic battery-powered toothbrush.

New products contributing to growth in other categories throughout the region include Palmolive Aroma Creme shower gel and liquid hand soap, Palmolive Naturals Sun Care bar soap and Palmolive Aromatherapy shampoo.

Hill’s (13% of Company Sales)

Innovative new products and veterinary endorsements continue to drive growth at Hill’s, the world leader in specialty pet food. Unit volume grew 4.0% in the third quarter and dollar sales rose 7.0% reflecting favorable 1.5% foreign exchange and 1.5% higher pricing. Operating profit increased 14% to a record level during the quarter.

Innovative new products contributing to growth in the U.S. specialty retail channel during the quarter include Science Diet Canine Lamb & Rice Large Breed, Science Diet Canine Small Bites and Science Diet Indoor Cat pet foods. In the U.S. veterinary channel, sales of new Prescription Diet Canine j/d, a food clinically proven to improve mobility in dogs with arthritis, continue to exceed expectations.

Internationally, growth was strong led by Australia, Taiwan, Korea, South Africa, Spain, Russia, Belgium and Finland. New products contributing to growth include Science Diet Canine Senior Large Breed, Prescription Diet Canine j/d, Prescription Diet Canine z/d and Prescription Diet Feline z/d.

* * *

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Elmex, Ajax, Axion, Soupline, Suavitel, and Hill’s Science Diet and Hill’s Prescription Diet pet foods. For more information about Colgate’s global business, visit the Company’s web site at http://www.colgate.com.

This press release and the related webcast (other than historical information) may contain forward-looking statements. Actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Cautionary Statement on Forward-Looking Statements” in the Company’s Form 10-K for the year ended December 31, 2004) for information about factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or the Company’s web site at http://www.colgate.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP measures used in this earnings release:

To supplement Colgate’s September 30, 2005 condensed consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed non-GAAP measures of operating results that exclude certain items. Gross profit margin, operating profit, effective tax rate, net income, and earnings per share are discussed in this release both as reported (on a GAAP basis) and excluding the impact of certain items, which are composed of charges related to the restructuring program that began in the fourth quarter of 2004 and is expected to be substantially completed by 2008 (the “2004 Restructuring Program”) as well as three “Other Items,” as explained below. The restructuring charges, which are reported in the corporate segment, include separation-related costs, incremental depreciation and asset write-downs and other costs related to the implementation of the 2004 Restructuring Program. Other Items is comprised of the gain on sale of the Company’s heavy-duty laundry detergent business in North America, an income tax charge for incremental repatriation of foreign earnings related to the American Jobs Creation Act and a pension charge associated with the remeasurement of certain pension obligations as required by Statement of Financial Accounting Standards (SFAS) No. 88, “Employers’ Accounting for Settlement and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”. These pension charges were a result of the conversion of one of the Company’s international pension plans to a defined contribution plan for all eligible participants and a lump sum payment of normal retirement benefits associated with a retirement plan in the United States. The amount of each such excluded item is set forth in the table entitled “Supplemental Consolidated Income Statement Information — Components of 2004 Restructuring Program and Other Items” included with this release. In light of their nature and magnitude, the Company believes the above items should be presented separately to enhance an investor’s overall understanding of its ongoing operations.

Management believes these non-GAAP financial measures provide useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and are useful for period over period comparisons of such operations. The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies. See “Consolidated Income Statement and Supplemental Information — Reconciliation Excluding the 2004 Restructuring Program and Other Items” for the three months ended September 30, 2005 and 2004 and for the nine months ended September 30, 2005 and 2004 included with this release for a reconciliation of these financial measures to the related GAAP measures.

Sales and unit volume growth, both worldwide and in relevant geographic divisions, are discussed in this release both as reported and excluding divestments. Management believes this provides useful information to investors as it allows comparisons of sales and volume growth from ongoing operations. See “Geographic Sales Analysis, Percentage Changes – Third Quarter 2005 vs. 2004” for a comparison of sales excluding divestments to sales as reported in accordance with GAAP.

The Company defines free cash flow before dividends as net cash provided by operations less capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies.

(See attached tables for third quarter results.)

Table 1

Colgate-Palmolive Company

Consolidated Income Statement and Supplemental Information

Reconciliation Excluding the 2004 Restructuring Program and Other Items

For the three months ended September 30, 2005 and 2004

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2005			2004
	As Reported	Restructuring & Other (a)	Excluding Restructuring & Other	As Reported
Net sales	$2,911.8	$—	$2,911.8	$2,695.7
Cost of sales	1,334.2	25.7	1,308.5	1,219.0
Gross profit	1,577.6	(25.7)	1,603.3	1,476.7
Gross profit margin	54.2%		55.1%	54.8%
Selling, general and administrative expenses	1,007.0	0.5	1,006.5	929.1
Other (income) expense, net	(33.7)	(54.7)	21.0	9.9
Operating profit	604.3	28.5	575.8	537.7
Operating profit margin	20.8%		19.8%	19.9%
Interest expense, net	36.8	—	36.8	30.1
Income before income taxes	567.5	28.5	539.0	507.6
Provision for income taxes	220.3	51.0	169.3	178.6
Effective tax rate	38.8%		31.4%	35.2%
Net income	347.2	(22.5)	369.7	329.0
Earnings per common share
Basic	$0.66	$(0.04)	$0.70	$0.61
Diluted	$0.63	$(0.04)	$0.67	$0.58
Average common shares outstanding
Basic	518.8	518.8	518.8	530.8
Diluted	554.3	554.3	554.3	568.8

(a)	See Supplemental Consolidated Income Statement Information - Components of 2004 Restructuring Program and Other Items for details.

Table 2

Colgate-Palmolive Company

Consolidated Income Statement and Supplemental Information

Reconciliation Excluding the 2004 Restructuring Program and Other Items

For the nine months ended September 30, 2005 and 2004

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2005			2004
	As Reported	Restructuring & Other (a)	Excluding Restructuring & Other	As Reported
Net sales	$8,492.3	$—	$8,492.3	$7,780.9
Cost of sales	3,872.0	59.5	3,812.5	3,481.0
Gross profit	4,620.3	(59.5)	4,679.8	4,299.9
Gross profit margin	54.4%		55.1%	55.3%
Selling, general and administrative expenses	2,910.5	0.5	2,910.0	2,621.5
Other (income) expense, net	71.8	(2.8)	74.6	24.6
Operating profit	1,638.0	(57.2)	1,695.2	1,653.8
Operating profit margin	19.3%		20.0%	21.3%
Interest expense, net	99.3	—	99.3	87.7
Income before income taxes	1,538.7	(57.2)	1,595.9	1,566.1
Provision for income taxes	548.5	38.6	509.9	524.7
Effective tax rate	35.6%		32.0%	33.5%
Net income	990.2	(95.8)	1,086.0	1,041.4
Earnings per common share
Basic	$1.86	$(0.18)	$2.04	$1.92
Diluted	$1.78	$(0.17)	$1.95	$1.83
Average common shares outstanding
Basic	521.6	521.6	521.6	531.7
Diluted	557.8	557.8	557.8	570.6

(a)	See Supplemental Consolidated Income Statement Information - Components of 2004 Restructuring Program and Other Items for details.

Table 3

Colgate-Palmolive Company

Supplemental Consolidated Income Statement Information

Components of 2004 Restructuring Program and Other Items

(Dollars in Million) (Unaudited)

	Three Months Ended September 30, 2005
	2004 Restructuring Program	North American Detergent Sale	FAS 88 Pension Charges	Tax on Incremental Remittances (AJCA)	Total Restructuring & Other
Net Sales	$—	$—	$—	$—	$—
Cost of sales	25.7	—	—	—	25.7
Gross profit	(25.7)	—	—	—	(25.7)
Selling, general and administrative expenses	0.5	—	—	—	0.5
Other (income) expense, net	13.6	(93.1)	24.8	—	(54.7)
Operating profit	(39.8)	93.1	(24.8)	—	28.5
Interest Expense, net	—	—	—	—	—
Income before income taxes	(39.8)	93.1	(24.8)	—	28.5
Provision for income taxes	(9.9)	32.5	(8.1)	36.5	51.0
Net income	(29.9)	60.6	(16.7)	(36.5)	(22.5)

	Nine Months Ended September 30, 2005
	2004 Restructuring Program	North American Detergent Sale	FAS 88 Pension Charges	Tax on Incremental Remittances (AJCA)	Total Restructuring & Other
Net Sales	$—	$—	$—	$—	$—
Cost of sales	59.5	—	—	—	59.5
Gross profit	(59.5)	—	—	—	(59.5)
Selling, general and administrative expenses	0.5	—	—	—	0.5
Other (income) expense, net	65.5	(93.1)	24.8	—	(2.8)
Operating profit	(125.5)	93.1	(24.8)	—	(57.2)
Interest Expense, net	—	—	—	—	—
Income before income taxes	(125.5)	93.1	(24.8)	—	(57.2)
Provision for income taxes	(22.3)	32.5	(8.1)	36.5	38.6
Net income	(103.2)	60.6	(16.7)	(36.5)	(95.8)

Table 4

Colgate-Palmolive Company Condensed Consolidated Balance Sheets

As of September 30, 2005, December 31, 2004 and September 30, 2004

(Dollars in Millions) (Unaudited)

	September 30, 2005	December 31, 2004	September 30, 2004
Cash and cash equivalents	$376.3	$319.6	$370.6
Receivables, net	1,337.2	1,319.9	1,286.7
Inventories	890.4	845.5	863.4
Other current assets	293.6	254.9	295.2
Property, plant and equipment, net	2,558.5	2,647.7	2,529.5
Other assets, including goodwill and intangibles	3,198.9	3,285.3	3,144.2

Total assets	$8,654.9	$8,672.9	$8,489.6

Total debt	3,565.4	3,675.1	3,684.7
Other current liabilities	2,210.2	2,145.1	2,067.5
Other non-current liabilities	1,576.6	1,607.3	1,490.3
Total shareholders’ equity	1,302.7	1,245.4	1,247.1

Total liabilities and shareholders’ equity	$8,654.9	$8,672.9	$8,489.6

Supplemental Balance Sheet Information
Debt less cash and marketable securities*	$3,173.0	$3,338.2	$3,292.0
Working capital % of sales	2.6%	2.4%	3.4%

*	Marketable securities of $16.1, $17.3 and $22.1 as of September 30, 2005, December 31, 2004 and September 30, 2004, respectively, are included in Other current assets.

Table 5

Colgate-Palmolive Company Condensed Consolidated Statements of Cash Flows

For the nine months ended September 30, 2005 and 2004

(Dollars in Millions) (Unaudited)

	2005	2004
Operating Activities
Net income	$990.2	$1,041.4
Adjustments to reconcile net income to net cash provided by operations:
Restructuring, net of cash	78.6	(14.7)
Depreciation and amortization	247.4	241.2
Gain before tax on sale of non-core product lines	(93.1)	(26.7)
Deferred income taxes	6.6	(1.2)
Cash effects of changes in:
Receivables	(40.8)	(30.7)
Inventories	(74.2)	(127.8)
Accounts payable and other accruals	187.6	131.2
Other non-current assets and liabilities	3.1	17.8

Net cash provided by operations	1,305.4	1,230.5
Investing Activities
Capital expenditures	(257.8)	(198.8)
Payment for acquisitions, net of cash acquired	(38.5)	(765.0)
Sale of non-core product lines	117.0	37.0
Other	2.3	15.6

Net cash used in investing activities	(177.0)	(911.2)
Financing Activities
Principal payments on debt	(1,619.8)	(643.4)
Proceeds from issuance of debt	1,623.4	1,222.2
Dividends paid	(443.1)	(397.4)
Purchases of treasury shares	(649.5)	(453.2)
Proceeds from exercise of stock options	33.1	67.6

Net cash (used in) provided by financing activities	(1,055.9)	(204.2)
Effect of exchange rate changes on cash and cash equivalents	(15.8)	(9.8)

Net increase in Cash and cash equivalents	56.7	105.3
Cash and cash equivalents at beginning of period	319.6	265.3

Cash and cash equivalents at end of period	$376.3	$370.6

Supplemental Cash Flow Information
Free cash flow before dividends (net cash provided by operations less capital expenditures)
Net cash provided by operations	$1,305.4	$1,230.5
Less: Capital expenditures	(257.8)	(198.8)

Free cash flow before dividends	$1,047.6	$1,031.7

Income taxes paid	$439.1	$449.5

Table 6

Colgate-Palmolive Company Segment Information

For the three and nine months ended September 30, 2005 and 2004

(Dollars in Millions) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net Sales
Oral, Personal and Home Care
North America	$653.4	$623.3	$1,895.2	$1,770.7
Latin America	669.0	566.7	1,908.9	1,652.6
Europe	705.5	689.3	2,084.3	1,915.1
Asia/Africa	509.6	465.8	1,494.7	1,401.0

Total Oral, Personal and Home Care	$2,537.5	$2,345.1	$7,383.1	$6,739.4
Pet Nutrition	374.3	350.6	1,109.2	1,041.5

Total Net Sales	$2,911.8	$2,695.7	$8,492.3	$7,780.9

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Operating Profit
Oral, Personal and Home Care
North America	$140.6	$137.2	$412.7	$409.0
Latin America	171.9	151.8	514.3	469.9
Europe	140.6	135.0	414.9	395.8
Asia/Africa	77.2	72.0	232.9	235.1

Total Oral, Personal and Home Care	530.3	496.0	1,574.8	1,509.8
Pet Nutrition	98.9	86.8	299.7	281.6
Corporate	(24.9)	(45.1)	(236.5)	(137.6)

Total Operating Profit	$604.3	$537.7	$1,638.0	$1,653.8

The Company evaluates segment performance based on several factors, including operating profit. The Company uses operating profit as a measure of operating segment performance because it excludes the impact of corporate-driven decisions related to interest expense and income taxes. Corporate operations include research and development costs, unallocated overhead costs, restructuring and related implementation costs, and gains and losses on sales of non-strategic brands and assets.

Corporate operating expenses for the three and nine months ended September 30, 2005 include $39.8 and $125.5 of charges related to the Company’s 2004 Restructuring Program, respectively. Additionally, Corporate operating expenses for the three and nine months ended September 30, 2005 were reduced by a $93.1 gain related to the sale of the Company’s North American detergent brands and were increased by FAS 88 pension charges of $24.8.

The nine months ended September 30, 2004 were reduced by a $26.7 gain related to the sale of the Company’s detergent businesses in Ecuador and Peru. The impact of this gain on Total Operating Profit for the period was largely offset by one-time costs associated with the Company’s previous restructuring intiative and other cost reduction activities which were primarily recorded in the operating divisions.

Table 7

Colgate-Palmolive Company - Geographic Sales Analysis

Percentage Changes - Third Quarter 2005 vs 2004

September 30, 2005

(Unaudited)

			COMPONENTS OF SALES CHANGE THIRD QUARTER					COMPONENTS OF SALES CHANGE NINE MONTHS
Region	3rd Qtr Sales Change As Reported	3rd Qtr Sales Change Ex-Divestment	Ex-Divested Volume	Pricing, Coupons, Consumer & Trade Incentives	Exchange	9 months Sales Change As Reported	9 months Sales Change Ex-Divestment	Ex-Divested Volume	Pricing, Coupons, Consumer & Trade Incentives	Exchange
Total Company	8.0%	8.5%	5.5%	1.0%	2.0%	9.0%	9.5%	7.0%	0.0%	2.5%
Europe	2.5%	2.5%	4.5%	-2.0%	0.0%	9.0%	9.0%	8.0%	-2.0%	3.0%
Latin America	18.0%	18.0%	5.5%	5.0%	7.5%	15.5%	16.5%	8.5%	3.5%	4.5%
Asia/Africa	9.5%	9.5%	7.0%	0.0%	2.5%	6.5%	6.5%	5.5%	-1.5%	2.5%
Total International	9.5%	9.5%	5.5%	1.0%	3.0%	10.5%	11.0%	7.5%	0.0%	3.5%
North America	5.0%	7.5%	6.0%	0.5%	1.0%	7.0%	8.0%	7.0%	0.0%	1.0%
Total CP Products	8.0%	9.0%	6.0%	0.5%	2.5%	9.5%	10.0%	7.5%	0.0%	2.5%
Hill’s	7.0%	7.0%	4.0%	1.5%	1.5%	6.5%	6.5%	3.5%	1.0%	2.0%

NOTE:

The June 2004 acquisition of GABA had a 1.0% and 5.5% positive impact on the nine months sales growth for Total Company and Europe, respectively.